Exhibit 5.1

BROOKS, PIERCE, MCLENDON, HUMPHREY & LEONARD, L.L.P.

JEAN C. BROOKS _____________ DIRECT PHONE: (336)271-3171 BLOWING ROCK: (828) 295-0577 DIRECT FAX: (336) 232-9171 jbrooks@brookspierce.com	ATTORNEYS AND COUNSELLORS AT LAW FOUNDED 1897 2000 RENAISSANCE PLAZA 230 NORTH ELM STREET (27401) POST OFFICE BOX 26000 (27420) GREENSBORO, NORTH CAROLINA	OFFICES IN GREENSBORO AND RALEIGH NORTH CAROLINA _____________ www.brookspierce.com

May 8, 2006

Board of Directors

BNC Bancorp

831 Julian Avenue

Thomasville, North Carolina 27361

Ladies and Gentlemen:

We have acted as counsel for BNC Bancorp, a North Carolina corporation (the “Company”), in connection with the proposed merger (the “Merger”) of SterlingSouth Bank & Trust Company, a North Carolina commercial bank (“SSBT”), with and into Bank of North Carolina, a North Carolina commercial bank, which is the wholly-owned subsidiary of the Company (“BNC”), pursuant to the terms of the Agreement and Plan of Reorganization and Merger, dated as of February 6, 2006, by and among the Company, BNC and SSBT (the “Merger Agreement”). In connection with the Merger, the Company may issue up to 2,085,181 shares (collectively, the “Shares”) of the Company’s common stock, no par value per share.

As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the proposed issuance of the Shares, we are passing upon certain legal matters in connection with the Shares for the Company. At your request, we are furnishing this opinion to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection with the transaction referred to above, we have made such examination of laws and have examined originals or copies certified or otherwise authenticated to our satisfaction, of all such records, agreements, communications, and other instruments, certificates and orders of public officials, certificates of corporate officers of the Company, and such other documents that we have deemed necessary as the basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the genuineness and conformity to the original documents of documents submitted to us as certified or photostatic copies.

Board of Directors

May 8, 2006

For purposes of this opinion, we have assumed that, prior to the issuance of any Shares, (i) the Registration Statement, as finally amended, will have become effective under the Securities Act, and (ii) the Merger will have become effective.

Based on the foregoing, we are of the opinion that, subject to compliance with the applicable provisions of the securities or “blue sky” laws of the various states, when the Shares are issued in accordance with the terms of the Merger Agreement upon consummation of the Merger, such Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the corporate laws of the State of North Carolina, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Proxy Statement-Prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, BROOKS, PIERCE, McLENDON, HUMPHREY & LEONARD, L.L.P.

By:	/s/ Jean C. Brooks
Jean C. Brooks

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